Exhibit 99.2
United Community Financial Corp. announces new Board Member
YOUNGSTOWN, Ohio (1/19/07) — United Community Financial Corp. (NASDAQ: UCFC), holding company for The Home Savings Loan Company and Butler Wick Corp., is pleased to welcome Richard J. Buoncore as the newest member of its Board of Directors. Buoncore’s appointment, which was effective January 17, 2007, fills the vacancy created by the retirement of long-time Board Member, Herbert Shuler.
     Buoncore, currently a Managing Partner of BC Investment Partners LLC, previously served as Chief Executive Officer for Victory Capital Management and as its President and Chief Operating Officer prior to that time.
     A graduate of Fordham University, Buoncore is a Certified Public Accountant and member of the AICPA and NYS Society of CPA’s. He holds a number of Security Industry Registrations, including Registered Security Representative (Series 7), Uniform Securities Agent (Series 63) and Investment Advisor Representative (Series 65).
     Buoncore is Chairman of The First Tee of Cleveland, an organization formed to impact the lives of young people by providing learning facilities and educational programs that promote character development and life-enhancing values through the game of golf. He is also a member of Fordham University’s Board of Trustees, serving on the Athletic and Investment Committees. Buoncore and his family reside in Aurora, Ohio.
     Home Savings operates 37 full-service banking offices and five loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 21 offices providing full service retail brokerage, capital markets or trust services throughout Ohio and Western Pennsylvania. Additional information on UCFC, Home Savings and Butler Wick may be found at www.ucfconline.com.

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